Exhibit 23.2




                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Maverick Tube Corporation for the registration of $120,000,000 aggregate principal amount of its 4.00% Convertible Senior Subordinated Notes due 2033 ("the Notes") and shares of its common stock issuable upon conversion of the Notes and to the incorporation by reference therein of our reports dated November 19, 2002 and June 28, 2002, with respect to the financial statements of the Pipe & Conduit Business of the LTV Corporation included in Maverick Tube Corporation's Current Report (Form 8-K/A) dated February 11, 2003, filed with the Securities and Exchange Commission.


                                          /s/ Ernst & Young LLP


Pittsburgh, Pennsylvania
July 8, 2003